Exhibit 10.2
PURCHASE AND SALE AGREEMENT
OIL AND GAS LEASEHOLD PURCHASE
BIG HORN COUNTY, WYOMING
This Purchase and Sale Agreement (“Agreement”), dated effective April 25, 2007, is between Kirkwood Oil & Gas LLC (“Kirkwood”) P.O. Box 3439 Casper, WY 82602, and Teton Energy Corporation (“TETON”), 410 17th St, Suite 1850 Denver, CO 80202. Kirkwood is referred to herein as “The Assignor”. Kirkwood and TETON are collectively referred to herein as the “Parties.”
RECITALS
WHEREAS, The Assignor owns record title and/or beneficial interests in and to the leasehold estates created by the oil and gas leases (the “Kirkwood Leasehold”) described in Exhibit 1, attached hereto; and
WHEREAS, The Assignor will assign to TETON 100% of its right, title and interest in the Kirkwood Leasehold, subject to overriding royalty interests herein reserved;
NOW, THEREFORE, in consideration of Four Hundred Thirty One Thousand Four Hundred Seventy Two Dollars and Seventy Five Cents ($431,472.75), the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article 1.
DEFINITIONS
Whenever used in this Agreement, the following terms will have the below defined meaning:
1.1	Affiliate An affiliate of, or person affiliated with, a specified person, is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

1.2	Agreement means this Agreement, inclusive of all exhibits and attachments, as the same may be modified or amended from time to time. The Agreement shall replace and supersede all previous agreements and representations in their entirety.

1.3	Kirkwood Leasehold means the oil and gas leases and other rights relating to exploration for and production of oil and gas that are owned by the Assignor within the West Greybull Project, which leases are more fully described in Exhibit 1 attached hereto.

1.4	Effective Date means April 25, 2007.

1.5	Existing Burdens means all landowner royalties, overriding royalties and other burdens existing of record on the effective date hereof and burdening the Kirkwood Leasehold. Existing Burdens also include existing overrides of the Assignor on the Kirkwood Leasehold whether of record or not of record.

1.6	Operator means TETON.
West Greybull Project means those lands lying within the area described in 7.0.

Article 2.
ORGANIZATION
2.1	Term. This Agreement will commence on the Effective Date, and will continue until this Agreement is terminated in accordance with its provisions.
Article 3.
KIRKWOOD LEASEHOLD
3.1	Leasehold. The Assignor represents that it owns oil and gas leases totaling approximately 5,752.97 net acres that comprise the Kirkwood Leasehold. A complete schedule of the oil and gas leases involved is included as Exhibit 1 attached hereto.

3.2	Title Examination. Within five (5) days following the execution of this Agreement, the Assignor will make available to TETON, all title information pertaining to the Kirkwood Leasehold. However, the Assignor acknowledges that all lease bonuses, rentals, royalties, including minimum advance royalties, shut-in payments, and any other payments which are required to perpetuate the Kirkwood Leasehold have been paid, or satisfied to date, and all oil and gas leases covering the Kirkwood Leasehold are in full force and effect. TETON shall have then have fifteen (15) days from receipt of such title information to notify the Assignor of any material title defects, which TETON may have identified as pertaining to the Kirkwood Leasehold. TETON’s written notice shall identify any such defective Leases, the nature of the defect and the number of net acres affected thereby. Any of the Kirkwood Leasehold not identified in said written notice by TETON within said thirty (30) days shall be deemed as acceptable title by Teton and paid for by Teton at closing. A material title defect shall include, but not be limited to any lease with a proportionate net revenue interest less than 81% (after creation of the Assignor overriding royalty provided for in Section 3.3). If an existing environmental hazard is present that affects more than 50% of the surface overlying the existing leasehold, Teton may elect to terminate this Agreement with no further obligation to the Assignor. TETON shall have the right, but not the obligation, to request that any of the Kirkwood Leasehold that it deems subject to a title defect be omitted from this Agreement, and the assignment to TETON by the Assignor will not include said leases. In addition, in the event that more than 20% of Kirkwood Leasehold (measured by net acres) suffers from a material title defect, TETON may elect to terminate this Agreement with no further obligation to the Assignor. In the event any leases are omitted from this Agreement the consideration provided for in Article 5.1 shall be reduced by an amount equal to $75 per net acre multiplied by the number of net acres affected by such title defects. If the Assignor cures title defects to TETON’s satisfaction at any time within sixty (60) days after the date of closing then title to the omitted leases will be deemed to be acceptable and the Assignor will assign said leasehold to TETON pursuant to all terms and conditions of this Agreement and TETON shall remit to the Assignor payment at the rate stated herein.

3.3	Net Revenue Interest. All Kirkwood Leasehold shall be subject to the retention of an overriding royalty interest by the Assignor or its designee. Said overriding royalty interest shall equal the difference between the existing burdens (whether or not of record as of the effective date hereof) and nineteen percent (19%).

3.4	Commitment Test Well. Prior to April 25, 2010, TETON commits to commence or cause to be commenced the drilling of a well within the West Greybull Project, on either Kirkwood or Melange acreage, to a depth sufficient to adequately test the Greybull Sandstone found at an approximate depth of 12,380' in the Gulf Otto Fed Well located in the SE1/4 of Sec. 26,

“Commitment Test Well”. If TETON fails to commence drilling the Commitment Test Well on or before April 25, 2010 as provided for under this Article 3.4, TETON shall immediately reassign to Kirkwood an undivided 100% of its interests acquired hereunder free and clear of any liens, judgments or burdens other than the overriding royalty interests provided for herein.
Article 4.
LEASE MANAGEMENT
4.1	Rentals, Minimum Royalties and Production Accounting. Rental payments and minimum royalty payments required under the terms of any of the Kirkwood Leasehold, which are due after the closing date, will be paid on behalf of the Parties by TETON, except for any Kirkwood Leasehold which may be excluded pursuant to the terms of Section 3.2. Should any lease be lost as a result of the inadvertent failure to make proper payment of any rental, option, shut-in well payment or minimum royalty, such loss will be borne by the Parties jointly and there will be no recourse against or liability on the part of the Party who failed to make such payment. Any failure to pay delay rentals after the closing date on any federal lease that is a part of the Kirkwood Leasehold (unless excluded pursuant to Section 3.2) that results in a reinstatement of said lease with a higher royalty burden shall not serve to reduce the overriding royalty granted to the Assignor as set forth in Paragraphs 3.3 and 5.1 herein.

4.2	Lease Records. On behalf of the Parties, TETON, as Operator, will maintain appropriate land and lease records relating to the Kirkwood Leasehold.

4.3	Joint Loss. Except as otherwise expressly provided in this Article 4, any loss or liability incurred by the Parties from any error or omission by a Party in performance of its obligations under this Article 4 will be borne by the Parties jointly.
Article 5.
ASSIGNMENTS AND CONSIDERATION
5.1	Assignments and Consideration. Closing shall occur on June 6th, 2007. At closing, TETON shall remit to the Assignor cash consideration equal to the number of net acres of leasehold assigned multiplied by $75.00 for a total consideration of $431,472.75 subject to adjustment for title defects as provided in Section 3.2.

The Assignor shall assign to TETON one hundred percent (100%) of the Assignor’s interest, as to all depths, subject to the retained/reserved overriding royalty interest provided for herein, in the Kirkwood Leasehold. All assignments from the Assignor to TETON shall be on a form of assignment attached hereto as Exhibit 2. In addition, the Assignor shall deliver assignments of federal and state leases on the required forms. Once all assignments have been fully executed by the Parties, TETON shall be responsible for submitting all assignments to the proper agency for approval or to the proper county for recording. All reservations of overriding royalty, as stated above in Article 3.3, shall be expressly stated.

5.2	Reassignment Obligation. If TETON receives an assignment under this Agreement and thereafter elects to surrender, let expire, abandon or release said lease, TETON will notify Kirkwood not less than sixty (60) days in advance of such surrender, expiration, abandonment or release. At the request of Kirkwood, which request must be made within thirty (30) days of receipt of such notice, TETON will then immediately assign those rights to Kirkwood and, upon receipt of that assignment, Kirkwood will pay (if applicable) TETON the reasonable salvage value of any material or equipment received, less the estimated costs of reclamation and surface restoration.

Any wells not taken over by Kirkwood will be plugged and abandoned, according to state and federal regulations, at the owning Parties’ sole cost, risk and expense.

5.3	Special Warranty. The Assignor agrees to warrant the title to the Kirkwood Leasehold as to claims made by, through or under the Assignor, but not otherwise.
Article 6.
TERMINATION
6.1	Termination. This Agreement will terminate upon the occurrence of any of the following:

6.1.a. the expiration of the term provided for in Article 2.2.

6.l.b. the mutual written agreement of all Parties to this Agreement.

6.1.c. In the event closing does not occur as provided in Article 5 herein.
7.0	Data. Teton shall furnish to Kirkwood, to the extent allowed by law or license and availability, within ten (10) business days from the date on which such data becomes available to Teton, all data specified in the attached Geological Requirements (Exhibit 3) on all wells drilled within the area described below. Kirkwood will keep all such data and information strictly confidential, and such data shall not be disclosed to any third party until made public by TETON or appropriate state or federal regulatory agencies. In the event that Kirkwood acquires any oil and gas lease, mineral interest, or similar interest covering any lands within the area described below during the period commencing on the Effective Date and expiring three (3) years thereafter, Kirkwood shall promptly advise Teton and Teton shall have the option to acquire 100% of Kirkwood’s right, title and interest in such lease or similar interest by reimbursing Kirkwood for 100% of its actual out of pocket costs for such acquisition:
Township 52 North, Range 95 West 6th P.M.
Sections 1 thru 36 (entire Township)

Township 51 North, Range 95 West 6th P.M.
Sections 1 thru 18
Article 7.
MISCELLANEOUS
7.1	Amendments. This Agreement may be amended only by written instrument executed by all Parties.

7.2	Overriding Royalty Interests. The overriding royalty interests provided for herein shall be treated as a lease burden existing on the effective date of this Agreement and not as a subsequently created interest. Said overriding royalties shall not merge with any working interest assigned or retained herein.

The overriding royalties provided for hereunder shall apply to any extension or renewal of the Leasehold, insofar as such extension and renewal leases include lands covered by the Kirkwood Leasehold. For the purposes of this provision a renewal of an oil and gas lease is the taking by any party to this Agreement of any oil and/or gas lease within one year of the expiration, termination, or release of the preceding lease, and a top lease. A renewal of a federal or state oil and gas lease is the taking by any party to this Agreement of any oil and gas lease offered at the next federal or state lease sale at which all or a part of the acreage covered by the preceding federal or state lease subject to this Agreement is offered for lease, as long as any party hereto has made a request to the BLM or State, within six (6) months from the expiration or termination of the preceding federal or state lease, to past such acreage for lease. The overriding royalties assigned hereunder shall apply to any extension or renewal of the Kirkwood Leasehold and such assignments of overriding royalties on renewals and extensions are to be provided in recordable form to-the Assignor, or to its designee, within 30 days of the acquiring party’s acquisition of the lease(s).

Further, any overriding royalty reserved by or assigned to the Assignor pursuant to this Agreement shall (i) be reduced proportionately to the leasehold working interests and the mineral estates leased thereby, which are burdened by said overriding royalty; (ii) be free of all drilling, development, production, operating and overhead costs and expenses; (iii) bear and pay its proportionate share of gross production taxes, pipeline taxes, ad valorem taxes and other taxes assessed against the gross production attributable to said overriding royalty interests; (iv) shall be computed upon the same basis as royalties payable to the United States on production from the Kirkwood Leasehold are calculated, in accordance with 30 CFR. Sections 206.150 thru 206.160 inclusive, (2006), or as in effect at the time of production.

7.3	Applicable Law. This Agreement shall be interpreted under the laws of the State of Colorado without giving effect to any choice of law or conflict of laws provision or rule that would constitute application of the laws of any jurisdiction other than the State of Colorado With respect to any claims asserted or court proceedings initiated relating in whole or in part to this Agreement, the Parties consent to venue and jurisdiction in the Colorado District Court for the City and County of Denver (Second Judicial District) and in the Federal District Court for the District of Colorado.

7.4	Counterpart. This Agreement may be executed in counterpart and will be binding upon the Parties and their heirs, successors, assigns, and legal representatives.

7.5	Force Majeure. If any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to indemnify or make money payments or furnish security, that Party shall give to all other Parties prompt written notice of the Force majeure with reasonably full particulars concerning it; thereupon, the obligations of the Party giving the notice, so far as they are affected by the force majeure, will be suspended during, but no longer than, the continuance of the force majeure The term “force majeure,” as here employed, means an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, or other act of Nature, explosion, governmental action, governmental delay, litigation, restraint, injunction, unavailability of equipment, drilling permits, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

7.5a. The affected Party must use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure must be remedied with all reasonable dispatch does not require the settlement of litigation or the settlement of strikes, lockouts, or other tabor difficulty by the Party involved, contrary to its wishes; how all such difficulties are handled will be entirely within the discretion of the Party concerned.
7.6	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective legal representatives, successors, and assigns. No assignment by a Party shall in any way diminish or otherwise adversely affect the rights, interest, or obligations of any other Party. If any Party to this Agreement assigns or conveys all or a portion of its interest in this Agreement, said assignment or conveyance shall be specifically made subject to all of the terms and provisions of this Agreement. The Party assigning or conveying an interest shall notify all other Parties in writing of the conveyance and provide all other Parties with appropriate documents and information concerning the successor in interest.

7.7	Event of Conflict. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Exhibits, the provisions of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of the Kirkwood Leasehold, then such term or condition of the Kirkwood or Leaseholds shall prevail and this Agreement will be deemed to be amended accordingly.

7.8	Representations and Warranties.

7.8a. TETON Representation — TETON represents, warrants, and agrees to and with the Assignor hereto that TETON has all requisite power and authority to enter into and to perform its obligations under this Agreement; subject to TETON’s receipt of approval of this Agreement from its Board of Directors which approval shall be an absolute condition.

7.8b. The Assignor Representation — Assignor represents, warrants, and agrees that it has all requisite power and authority to enter into and to perform its obligations under this Agreement and that there are no conflicts or impediments to any undertakings herein.
7.9	Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

7.10	Assignment. The parties shall have the right, at any time, to assign all or a portion of its rights or any interest in the Kirkwood Leasehold to a third party; it being understood that said third party shall be bound by the terms and conditions set forth herein.

7.11	Disclosure of Agreement. The Assignor, shall advise anyone inquiring about the Kirkwood Leasehold that such leasehold is under contract and not available for sale or discussion. The Assignor shall not, however, identify TETON as the buyer or disclose any other information concerning the purchase and sale until TETON has publicly disclosed such information or it becomes generally known to the public through no actions undertaken by the Assignor in contravention of the confidentiality provisions herein. Copies of all public disclosures made by TETON prior to closing will promptly be furnished to Kirkwood by electronic mail. The Assignor acknowledge that TETON is subject to reporting requirements of the Securities Exchange Act of 1934, that TETON’s common stock is traded publicly, and that federal and state securities laws impose significant restrictions concerning the use or disclosure of non-public information in general and in buying or selling, or discussing with others the possibility of buying or selling, TETON securities by person who have access to information concerning TETON that is not generally available to members of the public.

7.12	Entire Agreement. This Agreement embodies the entire agreement between the Parties with respect to the subject matter of this Agreement, superseding all prior oral or written agreements, understandings, solicitations of interest or offers related to the subject matter of this Agreement, and may be amended, supplemented, or altered only by a written instrument signed by all the Parties.

7.13	Transaction Costs. Each Party will be solely responsible for all costs incurred by it in connection with this Agreement and the transaction contemplated hereby, with no right to recovery or contribution from any other Party. Neither the Assignor nor TETON shall have any liability to any third party for commissions or broker’s fees for which the other Party may be liable.

7.14	Counterpart. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

7.15	Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one day after electronically mailed either in the text of an email message or attached in a commonly readable electronic format, and the sender has received no generated notice that the client email message has not been successfully delivered; or (iv) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers, and email addresses for such communications shall be:
Attn: Steve Kirkwood
Kirkwood Oil & Gas
P.O. Box 3439
Casper, WY 82602
PH (307) 265-5178
FAX: 307 265-1791
Email: stevek@tribcsp.com
Teton Energy Corporation
410 17th Street, Suite 1850
Denver, CO 80202
PH 303 565-4604
FAX 303 565-4606
Email: rbosher@teton-energy.com
IN WITNESS WHEREOF, this Agreement is executed as of April 25, 2007.

KIRKWOOD OIL AND GAS LLC

By:	/s/ William C. Kirkwood
William C. Kirkwood

TETON ENERGY CORPORATION

By:	/s/ Dominic Bazile

Dominic Bazile, COO and EVP

KIRKWOOD OIL & GAS LLC

DATE: 05/16/07	Exhibit ‘1’ - Lease Schedule	PAGE 1
COUNTY: BIG HORN, WY
STATE: WY

LEASE NO	LESSOR	LESSEE/LEGAL DESCRIPTION		LEASE DT GR-ACRES BOOK PAGE
01037100	W-153609	WILLIAM C. KIRKWOOD		09/01/01 1941.200
		T52N R94W Sec.	17 W/2
18 LOTS 1-4, E/2NE, SENW, E/2SW, SE
20 N/2, SE
21 ALL

01070000	W-160120	KIRKWOOD OIL & GAS LLC		04/04/04 933.530
		T52N R95W Sec.	15 TR 41A, 60B, 60C, 60D
16 TR 41A
21 TR 41A
22 LOTS 5,8,9, SWNW, S/2
TR 41A, 60B, 60C, 60D
24 NE, E/2NW, W/2SE

01070100	W-160122	KIRKWOOD OIL & GAS LLC		04/01/04 678.000
		T52N R95W Sec.	33 NE
34 N/2, N/2SW, NWSE, SESE
NESE (EXCL 2.00 ACRES IN RSVR ROW
WY8035508)

01092100	W-163272	KIRKWOOD OIL & GAS LLC		06/01/05 640.000
		T52N R95W	Sec. 28 ALL

01092200	W-163270	KIRKWOOD OIL & GAS LLC		06/01/05 1560.240
T52N R95W Sec.16 LOTS 17, 20, 21, 24, 25, SWSW,
TR 41B, 41C, 46I, 46P
17 LOTS 13, 15, 16, 19-21, 24, S/2SE
TR 46I, 46J, 46K, 46L, 46M, 46N, 46O,
46P, 47I,
18 LOTS 13, 15, SWNE, SE, TR 471
20 ALL
	EXHIBIT TOTALS:			5752.970

EXHIBIT 2
To Purchase and Sale Agreement dated effective April 17, 2007, Kirkwood Oil & Gas LLC, et al, and Teton Energy Corporation.
     ASSIGNMENT OF OIL AND GAS LEASE(S)
KNOW ALL MEN BY THESE PRESENTS:
     THIS ASSIGNMENT, is made and entered into this                      day of                     , 2007, by and between Kirkwood Oil & Gas LLC, PO Box 3439, Casper, Wyoming 82602 hereinafter referred to as “Assignor,” and Teton Energy Corporation (“TETON”), 410 17th St, Suite 1850, Denver, CO 80202, hereinafter referred to as “Assignee”.
W I T N E S S E T H :
     THAT, Assignor is the owner of certain leasehold interests in the oil and gas lease(s) described on Exhibit “A” attached hereto and made a part hereof covering the lands described in Exhibit “A” attached hereto and made a part hereof.
     THAT, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and subject to Assignor’s reservation herein of the overriding royalty interest set forth below, Assignor does hereby, grant, assign, transfer, set over, and convey unto Assignee, it successors and assigns, all of Assignor’s right, title, interest, in and to the oil and gas lease(s), covering the lands described on Exhibit “A” attached hereto.
     Assignor does hereby EXCEPT AND RESERVE unto itself, its successors and assigns an overriding royalty interest equal to the difference between lease burdens existing of record as of the date hereof and nineteen percent (19%), thus delivering to Assignee an eighty one percent (81%) net revenue interest of all of the oil, gas and other hydrocarbons produced, saved and sold from the oil and gas lease(s), covering the lands as described on Exhibit “A”. The overriding royalty interest herein reserved shall apply to extensions or renewals of the lease(s) described on Exhibit “A” and is subject to all the terms and conditions of the Purchase and Sale Agreement dated effective April 25, 2007, between Assignor and Assignee.
     If any of the oil and gas leases assigned covers less than the entire and undivided mineral estate or if Assignor’s interest in any of the leases is less than the full and undivided leasehold estate in and to the lands described on Exhibit “A”, the overriding royalty interest herein reserved and excepted shall be proportionately reduced to correspond with the leasehold interest assigned hereby.
     In the event further Assignments or documents are required after the date hereof by any governmental authority Assignor will upon Assignee’s request, execute, acknowledge and deliver or cause to be executed and delivered, all such documents or instruments necessary to effectuate this Assignment.
     The interests assigned herein are subject to 1) all terms and conditions of the oil and gas leases; 2) all instruments existing of record in Assignor’s chain of title; and 3) that certain Purchase and Sale Agreement, dated effective April 25, 2007 between Teton Energy Corporation and Kirkwood Oil & Gas, LLC. In the event there is a conflict between the terms of this Assignment and the terms of said Purchase and Sale Agreement, the Purchase and Sale Agreement shall prevail.
     This Assignment is given without representation or warranty of title, either express or implied, except that Assignor warrants title as against all parties claiming by through or under Assignor, but not otherwise.
     This Assignment shall be binding upon and will inure to the benefit of Assignor and Assignee, their successors and assigns.
SIGNED EXECUTED AND DELIVERED this                      day of May, 2007.

Kirkwood Oil & Gas, LLC

By:

William C. Kirkwood
CORPORATE ACKNOWLEDGMENT
STATE OF WYOMING

EXHIBIT “3”
GEOLOGIC REQUIREMENTS
The contact information is as follows:
Attn: Steve Kirkwood
Kirkwood Oil & Gas
P.O. Box 3439
Casper, WY 82602
PH (307) 265-5178
FAX: 307 265-1791
Email: stevek@tribcsp.com
     Kirkwood Oil & Gas will keep all information strictly confidential until made public by Teton or a federal or state regulatory agency. Kirkwood Oil & Gas will not own a license to any data, that Teton has licensed from a third (3rd) party.
The following reports, logs, data and information will be confined to the area:

  Township 52 North, Range 95West 6th P.M.
  Sections 1 thru 36 (entire Township)

  Township 51 North, Range 95 West 6th P.M.
  Sections 1 thru 18
1. PROGRESS REPORTS: Teton agrees to e-mail to Kirkwood Oil & Gas daily written operations reports within ten (10) business days from receipt by Teton of activity, including without limitation the current mud log, if available. The first such report is to include the well name, location (legal description), proposed total depth, deepest objective formation and spud date.
2. WELL LOGS AND SURVEYS: When well has been drilled to contract depth, Teton shall cause to be made the well formation logs and surveys set forth below and shall furnish, within ten (10) business days from receipt by Teton to Kirkwood Oil & Gas with one (1) final print of these surveys plus any additional logs or surveys run during the drilling of the well, and LAS formatted data of all such logs and information .
3. REPORTS, LOGS, CHARTS: In addition to reports, logs, and charts required elsewhere in this agreement, Teton agrees to furnish Kirkwood Oil & Gas within ten (10) business days from receipt by Teton with the following (if acquired):
A.	One copy of all core analysis, gas analysis and water analysis.

B.	One copy of all drill stem test reports.

C.	One copy of the mud log e-mailed daily.

D.	One copy of final mud log.

E.	One copy of the completion report, initial potential test(s).

F.	One copy of reports and charts of all bottom hole pressure surveys.

G.	One copy of all logging suites, including cased hole logs, provided in both paper and digital LAS format.

H.	One copy of dipmeter and/or velocity survey if run.

I.	One copy of any directional surveys.

J.	One copy of any and all stimulation and completion data and reports, including without limitation, detailed frac reports, acidizations, flowback reports, pressure buildups and analysis, frac fluid types, cement jobs, casing programs etc.

K.	Digital Copies of the above data in original digital format including but not limited to LAS files for all well logs and mud logs, if available.